Filed pursuant to Rule 433
Registration No. 333-163632

Royal Bank of Canada
Medium-Term Notes, Series D
$1,000,000,000
2.625% Senior Notes, due December 15, 2015
Final Term Sheet
Dated July 7, 2010

Terms and Conditions

Issuer:	Royal Bank of Canada

Ratings of this Series:	Aaa, negative (Moody’s) / AA-, Positive (S&P) / AA, stable (Fitch)

Title of the Series:	2.625% Senior Notes, due December 15, 2015

Ranking:	Senior

Aggregate Principal Amount Initially Being Issued:	USD $1,000,000,000

Issue Price:	99.76%

Trade Date:	July 7, 2010

Settlement Date (T+5)1:	July 14, 2010

Maturity Date:	December 15, 2015

Minimum Denominations:	$1,000 and multiples of $1,000

Day Count Fraction:	30/360

Treasury Benchmark:	UST 1.875% due June 2015

Treasury Benchmark Price:	100-15+

Treasury Yield:	1.773%

Re-offer Spread to Treasury Benchmark:	T + 90 bps

Re-offer Yield:	2.673%

Interest Rate:	2.625%

Interest Payment Dates:	June 15 and December 15 of each year, beginning December 15, 2010, subject to unadjusted following business day convention.

Interest Periods:	Semi-annual

Optional Redemption:	None.

Listing:	None.

1           Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the pricing date or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Lead Managers and Joint Book Runners:	RBC Capital Markets Corporation / Goldman, Sachs & Co. / J.P. Morgan Securities Inc.
Co-Managers:	Barclays Capital Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. Incorporated
nabSecurities, LLC.
UBS Securities LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

CUSIP:	78008KBS1

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets Corporation, toll free at 1-866-375-6829.